Exhibit 99.1

FOR RELEASE July 28, 2005; 6:30 a.m. EDT

StanCorp Financial Group, Inc. Reports Second Quarter 2005 Results

PORTLAND, Ore. — July 28, 2005 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income for the second quarter of 2005 of $1.90 per diluted share, or a 4.4% increase compared to net income of $1.82 per diluted share for the second quarter of 2004. Net income for the same periods was $53.3 million and $52.5 million, respectively. After-tax net capital gains were $0.3 million for the second quarter of 2005, compared to $1.0 million for the second quarter of 2004.

Net income excluding after-tax net capital gains was $1.89 per diluted share for the second quarter of 2005, or a 5.6% increase compared to $1.79 per diluted share for the second quarter of 2004. (See discussion of non-GAAP financial measures below.) Factors contributing to the increase in net income for the second quarter of 2005 included premium growth and comparatively better claims experience offset by higher operating expenses. In addition, the results for the second quarter of 2004 included a reduction in federal income taxes of approximately $4 million, or $0.13 per diluted share, from the resolution of prior years’ tax examinations.

“We are pleased with our second quarter financial results, which include significant contributions from each of our segments, reflecting our practice of disciplined growth and the value of diversification,” said Eric E. Parsons, chairman, president and chief executive officer. “The quarterly results also reflect the continuation of investment in our technology infrastructure to enhance our customer service systems and secure operating efficiencies in future years.”

Premium growth excluding experience rated refunds, which are refunds to certain group contract holders in the Employee Benefits segment based on favorable claims experience, was 11.9% for the second quarter of 2005 compared to the second quarter of 2004.

Operating expenses for the second quarter of 2005 were $88.0 million, or a 21.4% increase compared to $72.5 million for the second quarter of 2004. The increase in operating expenses primarily supported business growth as evidenced by premium growth. Operating expenses for the second quarter of 2005 also included expenses related to information technology to support our focus on the Company’s customer service and product delivery platforms. As disclosed in prior quarters, operating expenses as a percentage of premiums for the remainder of 2005 will continue to exceed historical levels.

Year-to-Date Financial Results

Net income for the six months ended June 30, 2005, was $3.41 per diluted share, or a 3.6% increase compared to net income of $3.29 per diluted share for the same period in 2004. Net income for these same periods was $96.9 million and $96.1 million, respectively. After-tax net capital losses for the six months ended June 30, 2005, were $0.5 million, compared to after-tax net capital gains of $3.9 million for the six months ended June 30, 2004.

Net income, excluding after-tax net capital losses, for the six months ended June 30, 2005, was $3.43 per diluted share, or an 8.5% increase compared to net income of $3.16 per diluted share for the six months ended June 30, 2004. The increase in net income per diluted share for the six months ended June 30, 2005, was primarily due to comparatively more favorable claims experience in the Employee Benefits segment. In addition, the results for the first six months of 2004 included a reduction in federal income taxes of approximately $4 million, or $0.13 per diluted share, from the resolution of prior years’ tax examinations.

Premium growth, excluding experience rated refunds, was 12.3% for the first six months of 2005 compared to the first six months of 2004.

Business Segments Second Quarter Results

Employee Benefits

The Employee Benefits segment reported income before income taxes of $68.2 million for the second quarter of 2005, or an 8.4% increase compared to $62.9 million for the second quarter of 2004.

Premiums for the Employee Benefits segment, excluding experience rated refunds, were $429.5 million for the second quarter of 2005, or an 11.2% increase compared to $386.2 million for the second quarter of 2004, reflecting strong sales and customer retention. Experience rated refunds were $3.0 million for the second quarter of 2005 compared to $5.1 million for the second quarter of 2004. Experience rated refunds can vary greatly from quarter to quarter depending on the underlying experience of the particular contracts.

Sales, reported as annualized new premiums, were $45.3 million for the second quarter of 2005, or a 22.4% increase compared to $37.0 million for the second quarter of 2004.

Comparatively more favorable claims experience for the second quarter of 2005 resulted in a benefit ratio of 75.0% (when benefits to policyholders and interest credited are measured as a percentage of premiums) compared to 77.0% for the second quarter of 2004. For 2005, we expect the benefit ratio for the Employee Benefits segment to be generally consistent with the favorable experience of the previous 12 months. Claims experience can fluctuate widely from quarter to quarter.

The benefit ratio for the second quarters of 2005 and 2004 also included the release of approximately $3 million of reserves as a result of our ongoing assessment of claims recovery patterns. While as of the current reporting date there are no known redundancies present in the reserves related to our Employee Benefits group long term disability insurance, we will continue to examine our experience and, if the recent favorable claims recovery patterns in our group long term disability insurance continue, we may release an additional $3 million of reserves in the third quarter of 2005 for a total of up to $9 million pre-tax in 2005.

Changing interest rates can affect the discount rate used to establish the Company’s long term disability reserves. In the second quarter of 2005, the discount rate was reduced 25 basis points to 4.75% for newly established long term disability reserves. Based on the Company’s current size, a 25 basis point decrease in the discount rate would result in a quarterly decrease of approximately $2 million in pre-tax income.

Individual Insurance

The Individual Insurance segment reported income before income taxes of $10.7 million for the second quarter of 2005, or a 24.4% increase compared to $8.6 million for the second quarter of 2004. The increase in income before income taxes for the quarter reflected strong premium growth and favorable claims experience as measured by the benefit ratio, partially offset by higher operating expenses.

Premiums for this segment were $26.2 million for the second quarter of 2005, or an 18.0% increase compared to $22.2 million for the second quarter of 2004.

The benefit ratio for this segment (when benefits to policyholders are measured as a percentage of premiums) was 77.5% for the second quarter of 2005, compared to 84.7% for the second quarter of 2004. Claims experience can fluctuate widely from quarter to quarter.

Individual disability sales for the second quarter of 2005, measured by annualized new premiums, were $5.8 million, or a 34.9% increase compared to $4.3 million for the second quarter of 2004.

Retirement Plans

The Retirement Plans segment reported income before income taxes of $2.6 million for the second quarter of 2005, compared to $2.5 million for the second quarter of 2004. Income before income taxes for the second quarter of 2005 reflected higher fees earned from assets under management partially offset by higher operating expenses and commissions and bonuses. Assets under management increased to $3.71 billion at June 30, 2005, compared to $2.91 billion a year ago. The increase in assets under management was due to strong deposit growth, growth in the equity assets in the separate account and good customer retention.

Other

StanCorp’s other businesses reported income before income taxes of $0.1 million and $1.3 million for the second quarters of 2005 and 2004, respectively. Income before income taxes for the second quarter of 2005 included net capital gains of $0.5 million, compared to net capital gains of $1.6 million for the second quarter of 2004.

Other businesses include StanCorp Mortgage Investors, LLC (“SMI”). SMI originated $218.5 million of commercial mortgage loans for the second quarter of 2005, compared to a record $372.0 million for the same period in 2004. The level of commercial mortgage loan originations in any quarter is influenced by market conditions as the Company responds to changes in interest rates, available spreads, and borrower demand.

Investments

At June 30, 2005, the Company’s investment portfolio consisted of 59% fixed maturity securities, 40% commercial mortgage loans, and 1% real estate. At June 30, 2005, the overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s).

Mortgage loan prepayment fees were $3.1 million for the second quarter of 2005, compared to $4.9 million for the second quarter of 2004.

Shares Outstanding

Diluted weighted average shares outstanding for the second quarters of 2005 and 2004 were 28.1 million and 28.9 million, respectively. During the second quarter of 2005, StanCorp repurchased 748,100 shares at a total cost of $58.1 million for a volume weighted average price of $77.60 per common share. At June 30, 2005, the Company had 570,100 shares remaining under its current repurchase program, which expires December 31, 2005.

2005 Guidance

The Company expects to meet its long-term premium growth objective of 10% to 12% in 2005.

While claims experience and other factors will cause some fluctuations in earnings from quarter to quarter, the Company re-affirms its estimated range of $6.65 to $6.85 for net income per diluted share excluding after-tax net capital gains and losses for 2005. This estimate reflects a growth rate of 4% to 7% compared to 2004, which excludes $0.23 per share in 2004 income tax benefits. This range is below our long-term objective for growth in net income per diluted share excluding after-tax net capital gains and losses of 12% to 15%. The Company’s guidance contemplates premium growth within our long-term growth objectives, partially offset by continued operating expenses related to our customer service and product delivery platforms. For 2005, the Company expects operating expense growth, including information technology expenses, to approximate 15% compared to 2004.

The Company also expects to meet its long-term objective of achieving a return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity, of 14% to 15% in 2005.

For more information about factors that may change the Company’s 2005 financial results, see Forward-Looking Information.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income are non-GAAP (Generally Accepted Accounting Principles) measures. To provide investors a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of employee benefits products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with more than 29,300 group insurance policies in force covering about 7.1 million employees as of June 30, 2005. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s second quarter 2005 results today, July 28, 2005, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through September 15, 2005.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 7581075. The replay will be available through August 5, 2005.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements and, given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) growth of sales, premiums and annuity deposits; (ii) growth in assets under management including performance of equity investments in the separate account; (iii) availability of capital required to support business growth and the effective utilization of excess capital; (iv) achievement of anticipated levels of operating expenses; (v) benefit ratios, including changes in morbidity, mortality and recovery; (vi) levels of persistency; (vii) adequacy of reserves established for future policy benefits; (viii) credit quality of the holdings in our investment portfolios; (ix) experience in delinquency rates or loss experience in our commercial mortgage loan portfolio; (x) concentration of commercial mortgage loan assets collateralized in California; (xi) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xii) the effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees; (xiii) the condition of the economy and expectations for interest rate changes; (xiv) the impact of rising benefit costs on employer budgets for employee benefits; (xv) performance of business acquired through reinsurance or acquisition; (xvi) competition from other insurers and financial services companies, including the ability to competitively price our products; (xvii) financial strength and credit ratings; (xviii) changes in the regulatory environment at the state or federal level, including developments of industry investigations regarding insurance broker compensation and insolvency assessments and guaranty association assessments; (xix) findings in litigation or other legal proceedings; (xx) receipt of dividends from, or contributions to, our subsidiaries; (xxi) adequacy of the diversification of risk by product offerings and customer industry, geography and size; (xxii) adequacy of asset/liability management; (xxiii) concentration of risk inherent in group life products; (xxiv) availability, adequacy, and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred; (xxv) events of terrorism, natural disasters, or other catastrophic events; and (xxvi) changes in federal or state income taxes.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(503) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

(503) 321-7051

E-mail: ttozer@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	Unaudited		Unaudited
Revenues:
Premiums:
Employee Benefits	$426.5	$381.1	$847.8	$759.1
Individual Insurance	26.2	22.2	52.7	44.6
Retirement Plans	8.2	6.2	15.6	12.5

Total premiums	460.9	409.5	916.1	816.2

Net investment income:
Employee Benefits	62.0	62.9	125.5	125.2
Individual Insurance	28.4	27.5	56.9	55.4
Retirement Plans	15.9	14.8	31.6	29.1
Other	8.9	7.4	19.1	14.6

Total net investment income	115.2	112.6	233.1	224.3
Net capital gains (losses)	0.5	1.6	(0.7)	6.1
Other	2.0	1.8	4.0	3.4

Total revenues	578.6	525.5	1,152.5	1,050.0

Benefits and expenses:
Benefits to policyholders	339.9	312.8	689.4	632.2
Interest credited	20.6	19.4	40.7	37.7
Operating expenses	88.0	72.5	174.5	145.2
Commissions and bonuses	40.6	37.4	85.3	75.4
Premium taxes	8.0	7.3	15.9	14.5
Interest expense	4.6	4.3	9.0	8.7
Net increase in deferred acquisition costs and value of business acquired	(4.7)	(3.5)	(10.8)	(6.2)

Total benefits and expenses	497.0	450.2	1,004.0	907.5

Income before income taxes:
Employee Benefits	68.2	62.9	126.2	113.0
Individual Insurance	10.7	8.6	17.9	19.8
Retirement Plans	2.6	2.5	4.1	4.2
Other	0.1	1.3	0.3	5.5

Total income before income taxes	81.6	75.3	148.5	142.5

Income taxes	28.3	22.8	51.6	46.4

Net income	53.3	52.5	96.9	96.1

Other comprehensive income (loss), net of tax:
Unrealized capital gains (losses) on securities available for-sale, net	65.4	(134.8)	16.6	(76.0)
Reclassification adjustment for net capital (gains) losses included in net income, net	(2.4)	(2.6)	(3.5)	(5.3)

Total	63.0	(137.4)	13.1	(81.3)

Comprehensive income (loss)	$116.3	$(84.9)	$110.0	$14.8

Net income per common share:
Basic	$1.91	$1.84	$3.45	$3.33
Diluted	1.90	1.82	3.41	3.29

Weighted-average common shares outstanding:
Basic	27,861,064	28,567,118	28,100,397	28,868,743
Diluted	28,124,166	28,850,613	28,399,486	29,197,519

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	June 30, 2005	December 31, 2004
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,520.2	$4,412.5
Commercial mortgage loans, net	3,080.9	2,948.2
Real estate, net	73.1	72.2
Policy loans	4.2	4.2

Total investments	7,678.4	7,437.1
Cash and cash equivalents	58.1	45.3
Premiums and other receivables	81.1	77.8
Accrued investment income	83.7	82.7
Amounts recoverable from reinsurers	887.2	887.9
Deferred acquisition costs and value of business acquired, net	229.5	218.8
Property and equipment, net	80.5	78.3
Other assets	38.9	45.5
Separate account assets	2,582.9	2,338.6

Total assets	$11,720.3	$11,212.0

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,581.5	$4,484.6
Other policyholder funds	2,534.0	2,400.9
Deferred tax liabilities	129.6	115.1
Short-term debt	0.2	0.2
Long-term debt	258.0	258.1
Other liabilities	184.5	213.4
Separate account liabilities	2,582.9	2,338.6

Total liabilities	10,270.7	9,810.9

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 27,670,625 and 28,444,839 shares issued at June 30, 2005 and December 31, 2004, respectively	556.7	618.2
Accumulated other comprehensive income	149.2	136.1
Retained earnings	743.7	646.8

Total shareholders’ equity	1,449.6	1,401.1

Total liabilities and shareholders’ equity	$11,720.3	$11,212.0

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	Unaudited		Unaudited
Benefit ratio:
% of total segment revenues:
Employee Benefits (including interest credited)	65.3%	65.9%	66.1%	67.0%
Individual Insurance	37.1	37.8	39.5	36.3
% of total segment premiums:
Employee Benefits (including interest credited)	75.0%	77.0%	76.2%	78.4%
Individual Insurance	77.5	84.7	82.4	81.6

Reconciliation of non-GAAP financial measures:
Total premiums	$460.9	$409.5	$916.1	$816.2
Experience rated refunds*	(3.0)	(5.1)	(11.0)	(9.5)

Total premiums adjusted to exclude experience rated refunds	$463.9	$414.6	$927.1	$825.7

Net income	$53.3	$52.5	$96.9	$96.1
After-tax net capital gains (losses)	0.3	1.0	(0.5)	3.9

Net income excluding after-tax net capital gains (losses)	$53.0	$51.5	$97.4	$92.2

Net capital gains (losses)	$0.5	$1.6	$(0.7)	$6.1
Taxes on net capital gains (losses)	0.2	0.6	(0.2)	2.2

After-tax net capital gains (losses)	$0.3	$1.0	$(0.5)	$3.9

Diluted earnings per common share:
Net income	$1.90	$1.82	$3.41	$3.29
After-tax net capital gains (losses)	0.01	0.03	(0.02)	0.13

Net income excluding after-tax net capital gains (losses)	$1.89	$1.79	$3.43	$3.16

Shareholders’ equity			$1,449.6	$1,265.6
Accumulated other comprehensive income			149.2	79.0

Shareholders’ equity excluding accumulated other comprehensive income			$1,300.4	$1,186.6

Net income return on average equity			13.6%	14.9%
Net income return on average equity (excluding accumulated other comprehensive income)			15.1	16.5
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive income)			15.2	15.8

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$82.2	$64.1	$131.8	$126.7
Net gain from operations after federal income taxes and before realized capital gains (losses)	56.3	55.9	88.8	90.2

			June 30, 2005	December 31, 2004
			Unaudited

Capital and surplus			$1,026.7	$942.5
Asset valuation reserve			81.4	73.8

*	Adjustments on certain large group insurance contracts that are based on claims experience in the Employee Benefits segment.